EXHIBIT 4

                LETTER FROM AMISANO HANSON, CHARTERED ACCOUNTANTS


A PARTNERSHIP OF INCORPORATED PROFESSIONALS                       AMISANO HANSON
                                                           CHARTERED ACCOUNTANTS


July 26, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Netco Investments Inc. (the "Company"). We have read the Company's current report on 8-K dated July 12, 2006 and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,


"Amisano Hanson"

AMISANO HANSON


750 WEST PENDER STREET, SUITE 604                     TELEPHONE:    604-689-0188
VANCOUVER CANADA                                      FACSIMILE:    604-689-9773
V6C 2T7                                               E-MAIL:  amishan@telus.net